UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – June 25, 2014

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35651	13-2614959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Wall Street New York, New York	10286
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code – (212) 495-1784

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 25, 2014, The Bank of New York Mellon, a wholly-owned subsidiary of The Bank of New York Mellon Corporation (“BNY Mellon” and, together with its consolidated subsidiaries, the “Company”), entered into an agreement with WFP Tower B Co. L.P., to lease approximately 350,000 square feet of office space located at Brookfield Place, 225 Liberty Street, New York, New York. 225 Liberty Street will become the Company’s new corporate headquarters. The term of the lease is twenty years from the lease commencement, which is expected to begin on or about January 1, 2015, with the option to renew for two additional five year terms or one ten year term subject to certain conditions. The lease provides for total annual base rental payments of approximately $425 million over its 20 year term.

The information presented in this Current Report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, expectations regarding the timing of the lease commencement. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ, possibly materially, can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission. All statements in this Current Report on Form 8-K speak only as of the date of this filing and BNY Mellon undertakes no obligation to update the information to reflect events or circumstances that arise after this filing or reflect the occurrence of unanticipated events, except as required by federal securities laws.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information contained under Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Bank of New York Mellon Corporation (Registrant)

Date: June 26, 2014	By:	/s/ Craig T. Beazer
	Name:	Craig T. Beazer
	Title:	Assistant Secretary

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